EXHIBIT 12



             ASSOCIATES CORPORATION OF NORTH AMERICA

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (Dollar Amounts in Millions)

                                                Three Months Ended
                                                     March 31
                                               2000             1999
                                               ----             ----
Fixed Charges (a)

  Interest expense                           $  743.1         $  720.3

  Implicit interest in rent                       4.7              4.6
                                             --------         --------

    Total fixed charges                      $  747.8         $  724.9
                                             ========         ========

Earnings (b)

  Earnings before provision for income
   taxes                                     $  409.0         $  406.7

  Fixed charges                                 747.8            724.9
                                             --------         --------

    Earnings, as defined                     $1,156.8         $1,131.6
                                             ========         ========

Ratio of Earnings to Fixed Charges               1.55             1.56
                                             ========         ========

---------------
    (a) For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

    (b) For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.
